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Exhibit 99.1

From:	Sanchez Computer Associates, Inc. 40 Valley Stream Parkway Malvern, PA 19355 USA	FOR IMMEDIATE RELEASE
Contacts:	Greg Ryan Investor Relations Officer Tel: 1-610-578-4252 Fax 1-610-296-7371 greg.ryan@sanchez.com	Press Contact: Karen Tulis, PR Manager Tel: 1-610-578-4623 Fax 1-610-296-7371 karen.tulis@sanchez.com

Sanchez to Hit Its Forecasted Second Quarter Revenue and Earnings Ranges; Company Lowers 2002 Estimates and Reduces Expenses

July 25 Conference Call Set to Discuss Second Quarter Results & New Forecast

        MALVERN, Pa., July 10, 2002—Sanchez Computer Associates Inc. (Nasdaq: SCAI) today announced the company expects to meet its forecasted revenue range of $21 million to $25 million and earnings (loss) per share range of $(0.01) to $0.03 for the second quarter ended June 30, 2002. Citing softer than expected sales of software licenses attributable to delayed technology buying on the part of financial institutions worldwide, the company also lowered its 2002 annual revenue and earnings forecast and announced expense reduction initiatives to bring projected annual operating costs in line with revised revenue expectations. The adjusted 2002 forecast calls for a revenue range of $94 million to $98 million and an estimated earnings range of $0.09 to $0.11 per share, which includes a restructuring charge in the third quarter related to planned expense reduction initiatives.

        The company's balance sheet remains strong at the end of the second quarter. As of June 30, the company increased its cash balance by approximately $4.0 million for a quarter-ending cash balance of over $41 million. In addition, the company will show a significant reduction in its days sales outstanding and maintain a sizable deferred SAB No. 101 product and services revenue balance which benefits future periods.

        Sanchez also announced that on June 25, the company prevailed in its arbitration claim against 1st Webbankdirect, a division of Sovereign Bank, and has been awarded approximately $1.7 million, which satisfies the outstanding receivable. As the 1st Webbankdirect implementation was an outsourcing solution, the company had not previously recognized the implementation revenue or direct costs related to this contract but will do so in the second quarter.

        Also during the quarter, the company was informed of Santander Central Hispano's decision to terminate its Latin American direct bank initiative through its Patagon.com, Inc. subsidiary. Based upon a termination agreement reached with Patagon.com, Inc., the company agreed to write-off approximately $1.7 million in receivables during the quarter. The outstanding receivable was related to licenses and services Sanchez provided to Patagon.com, Inc. during the implementation of the bank's Latin American operations. As a result of this event and an assessment of the company's overall allowance for doubtful accounts reserves, the company recorded an additional $1.1 million in bad debt expense in the second quarter.

        As part of an overall effort to reduce expenses, the company will take a one-time restructuring charge, primarily related to a 12% reduction in the company's pre-acquisition workforce. The restructuring charge will be recorded in the third quarter and is included in the full year earning estimates. It is anticipated that the restructuring charge will be in a range of $800,000 to $900,000.

        "Our original forecast anticipated a second half recovery in IT spending for our software license business and our expense levels supported that forecast," said Frank R. Sanchez, the company's chief executive officer. "While activity is definitely increasing among prospective financial institution clients, many of these opportunities are now planned for 2003. Accordingly, we have lowered our revenue projections for 2002, and to maintain profitability we have lowered operating expenses and planned capital expenditures. With these actions, we will preserve our strong financial position while pursuing opportunities to exceed our revised forecast."

Conference Call Information

        Sanchez has scheduled a conference call to discuss the company's operating results for the second quarter of 2002 and the company's expectations for future performance on Thursday, July 25, at 11 a.m. Eastern Daylight Time (EDT). Sanchez will issue a news release announcing the company's second quarter operating results prior to the market opening on July 25. For listen-only access to the conference call, please call the toll-free conference number, 800-233-2795 by 10:50 a.m. EDT, and reference the conference ID—"Sanchez". Alternatively, to listen to the call on the Web, go to the Sanchez Web site, http://www.sanchez.com, and click on the link provided on the home page. Please do this at least 15 minutes prior to the call (10:45 a.m. EDT) to register, download and install any necessary audio software. For those who cannot listen to the Web broadcast, it will be posted on the company's Web site two hours after the call is completed and will remain on the site through August 25, 2002. A telephone replay also will be available two hours after the conference call through July 31, 2002, and can be accessed by calling toll free: 800-934-2127. In addition, a transcript will be available 48 hours later and will be posted on the Web site.

About Sanchez

        Incorporated in 1980, Sanchez Computer Associates Inc. (Nasdaq: SCAI) is a global leader in developing and marketing scalable and integrated software and services that provide banking, customer integration, brokerage and wealth management solutions to more than 380 financial institutions in 21 countries. Sanchez products are designed to empower financial institutions to accelerate business transformation and achieve a competitive advantage by lowering operating costs, reducing technology risks and improving customer management. Sanchez products include: Sanchez Profile®—a real-time, multi-currency, multi-lingual, core banking and transaction processing application; Sanchez Xpress™—an enterprise customer and transaction management system, which provides CRM and delivers business integration; Sanchez Webclient™—a Web-based, customer front-end processor; and Sanchez WebCSR™—a browser-based, customer servicing application. Sanchez products are used as the basis for a complete outsourced direct banking solution under the Sanchez e-PROFILE® brand. Sanchez also develops and markets full-functioned, multi-channel, wealth management applications under the Sanchez Wealthware™ brand—a solution set that satisfies the real-time, straight-through processing requirements of brokers, bankers and insurance agents and includes equities, options, fixed-income securities, mutual fund securities and wrap account processing. Sanchez corporate headquarters is located in Malvern, Pa. The company's outsourcing data and operations service center, Sanchez Data Systems Inc., is located in Seven Fields, Pa., and the company's wealth management division is based in Toronto, Canada. For more information, visit Sanchez on the Web at http://www.sanchez.com, or send e-mail to info@sanchez.com.

        This news release contains forward-looking statements about Sanchez, its wealth management division (formerly Spectra Securities Software), and Sanchez Data Systems Inc., which is an operating unit of Sanchez, and includes, without limitation, statements concerning Sanchez's expectations as to the company's revenues, expenses, EBITDA and earnings for 2002 and for future periods, the expected contribution thereto by the new wealth management division, the company's future profitability and operations, and the company's business development efforts. When used in this news release, the words "anticipate," "estimate," "expect," "intend," "plan," "project" and variations of these words and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties. Actual outcomes could differ materially from those expressed in any such forward-looking statement due to a variety of factors in addition to those specifically identified above. These factors include, without limitation, Sanchez's ability to integrate the Spectra business and products in a timely and successful manner, changes in tax laws, tax treaties or tax regulations and the interpretation of enforcement thereof or differing interpretation or enforcement of applicable law by the Canada

Customs and Revenue Agency, U.S. Internal Revenue Service or other taxing authority, currency fluctuations, changes in capital requirements, demand for products and services in the financial services industry, business and economic conditions, competition among software and technology companies serving that industry, the timing of new contract closings, potential delays in the implementation of products and services, the success of the company's e-PROFILE outsourcing model, the extent to which the Internet will be used for financial services and products, the development of the top-tier, mid-tier, direct banking and brokerage markets, market acceptance of the company's products and services within these markets, the company's ability to protect its intellectual property rights, the potential adverse impact of security breaches, outcomes of pending and future litigation, the company's ability to continue to improve its products and services, and those additional risks identified in the company's Form 10-K for 2001, which was filed with the SEC on March 28, 2002. The company undertakes no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Profile is a registered trademark and Sanchez Xpress, Sanchez Webclient and Sanchez WebCSR are trademarks of Sanchez Computer Associates Inc. e-PROFILE is a registered trademark of Sanchez Data Systems Inc. Wealthware is a trademark of Spectra Securities Software. All other company and product names may be trademarks of the respective companies with which they are associated.

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  Exhibit 99.1